Exhibit 99.1
FOR RELEASE: November 4, 2010
Contact: Brian Dingerdissen
Director, Investor Relations
610.645.1191
bjdingerdissen@aquaamerica.com
Donna Alston
Director, Communications
610.645.1095
dpalston@aquaamerica.com
AQUA AMERICA REPORTS EARNINGS FOR THE THIRD QUARTER
Net income increases more than 30 percent
December dividend increased 7 percent
BRYN MAWR, PA, November 4, 2010 — Aqua America, Inc. (NYSE: WTR) today reported results for the quarter ending September 30, 2010. Net income for the quarter rose to $43.8 million from $33.5 million in the same quarter of 2009, an increase of 30.7 percent. Revenues for the quarter were $207.8 million compared to $180.8 million in the same period of 2009, an increase of 14.9 percent. Corresponding diluted earnings per share for the quarter were $0.32 compared to $0.25 for 2009 on less than one percent more shares outstanding.
Aqua America Chairman and CEO Nicholas DeBenedictis said, “This quarter’s performance is a reflection of management’s ability to earn a fair return on our investments in needed infrastructure improvements while also benefiting from hot and dry weather in the East, which led to increased customer usage in key operating areas compared to the same period in 2009. I am pleased with management’s continuing ability to manage expense growth while experiencing this quarter’s record revenues and earnings.”
In August, the Board of Directors declared a 6.9 percent dividend increase of $.01 per share per quarter from $0.145 to $0.155 per share effective for the December 1, 2010 quarterly dividend, to shareholders of record on November 17, 2010. This increase is equivalent to $0.04 above the current annualized dividend rate of $0.58, to $0.62 per share and is the 20th time in the last 19 years that the dividend has been increased. Aqua has paid a consecutive quarterly dividend for 65 years.
Operating revenues for the first nine months of 2010 totaled $546.8 million, an increase of 8.8 percent from revenues of $502.6 million for the same period in 2009. For the first three quarters of 2010, net income increased 22.4 percent to $95.1 million from $77.7 million, and corresponding diluted earnings per share increased to $0.69 from $0.57, for the same period last year.

To date in 2010, the company has received rate awards in Pennsylvania, New Jersey, New York, North Carolina, Missouri, Ohio, Indiana, Maine, and Virginia, and infrastructure surcharges or other pass-throughs in various states estimated to increase annualized revenues by approximately $48.6 million. The company currently has $19.1 million of rate cases pending before state regulatory bodies. Additionally, Aqua state subsidiaries are expected to seek rate relief by filing approximately $11.5 million in additional rate requests later in 2010 that are expected to impact 2011 and 2012 results. The primary driver of these filings is the recovery of capital (infrastructure) investments and increased expenses since Aqua’s previous rate filings in those states. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.
In the quarter, operations and maintenance expenses increased 6.5 percent compared to the same period in 2010. DeBenedictis added, “The higher-than-normal expense growth in the quarter is due to non-cash charges resulting from the write-off of previously deferred expenses related to rate filings and expenses associated with increased water use, which was up more than 9 percent over the same quarter last year as a result of the favorable weather compared to 2009. Management remains focused on continuing to control expenses and expects to continue to improve its operations and maintenance expense-to-revenue ratio (efficiency ratio), which is more than 200 basis points less for the 12 months ending September 30, 2010, compared to the same period in 2009, making Aqua one of the nation’s most efficient utilities.”
The company invested $239.5 million in infrastructure improvements as part of its capital investment program during the first nine months of 2010. Aqua remains on track to invest a record amount of more than $300 million to improve infrastructure and service reliability and to address environmental requirements in 2010. DeBenedictis said, “I am pleased the company continues to make the necessary long-term improvements in our water and wastewater management and infrastructure systems, which will continue to benefit our customers for generations to come.” The company was recognized once again in September for its effort in the solar area with the Green Power: Turn it On! award from the Citizens for Pennsylvania’s Future (PennFuture). DeBenedictis continued, “Projects such as solar farms reflect the company’s commitment to sustainability, which benefits all of the company’s stakeholders. Management is currently exploring additional opportunities to invest in similar projects that benefit both our stakeholders and the environment.”
Aqua America’s weighted average cost of fixed-rate long-term debt was 5.43 percent, and the company has $79 million available on its credit lines as of September 30, 2010. Standard and Poor’s recently reiterated its A+ credit rating for Aqua Pennsylvania, Inc., Aqua America’s largest subsidiary. Aqua Pennsylvania also announced it will issue $141.4 million in tax-exempt First Mortgage Bonds priced at a weighted average yield of 4.75 percent. The bonds were rated by Standard and Poor’s at AA- with a 1+ recovery rating. The Aqua Pennsylvania bonds will be issued to secure two series of tax-exempt revenue bonds to be issued by the Pennsylvania Economic Development Financing Authority on behalf of Aqua. DeBenedictis said, “I am pleased by the continued improvement of the company’s long-term fixed rate debt portfolio, which will have a weighted average interest rate of 5.36 percent following the closing of the $141.4 million issuance. This allows the company to make infrastructure improvements that help to ensure our sustainability so we can continue to serve our customers efficiently for years to come. We are working diligently to utilize low-cost debt, which benefits our customers. Our ability to fund infrastructure improvements with low-cost financing is a reflection of the company’s financial strength.”
So far in 2010, Aqua America has continued to expand its operations and has completed 14 acquisitions of water or wastewater systems, showing the company’s continued commitment to its growth-through-acquisition model. This includes the most recently announced acquisitions by Aqua America’s Pennsylvania subsidiary of the water utility system of the Paupackan Lake Association, Inc., which serves approximately 1,200 residents in Wayne County and the acquisition of a system in North Carolina serving approximately 900 residents. “The national housing slowdown continues to limit our organic growth, but we continue to deliver the tuck-in acquisitions that the company has used to help grow our customer base by more than 250 percent over the last 15 years. Aqua management still expects to complete between 20 and 30 acquisitions in 2010,” said DeBenedictis.

Aqua America’s conference call with financial analysts will take place on Friday, November 5, 2010 at 11 a.m. Eastern Daylight Time. The call will be webcast live so that interested parties can listen over the Internet by logging on to www.aquaamerica.com and following the link for Investor Relations. The conference call will be archived in the investor relations section of the company’s Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on November 5, 2010 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 6214803). For international callers, dial 719.457.0820 (pass code 6214803).
Aqua America, Inc. is a publicly traded water and wastewater utility holding company with operating subsidiaries serving approximately 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Indiana, Florida, Virginia, Maine, Missouri, South Carolina, and Georgia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, management’s ability to earn a fair return on its investments. the anticipated growth in revenue and earnings, management’s ability to manage expense growth, the timing and impact of pending and planned rate cases and the amount of such increases, the expected improvement in the operations and maintenance expense to revenue ratio, the amount of future capital investments by the Company and the impact of those investments, possible investments in future solar projects, the Company’s ability to access capital markets at favorable rates, the Company’s continuation of its growth-through-acquisition model, and the expected number of acquisitions to be completed in 2010. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.
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WTRF

Aqua America, Inc. and Subsidiaries
Selected Operating Data
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Operating revenues	$207,797	$180,826	$546,758	$502,646

Net income attributable to common shareholders	$43,751	$33,470	$95,117	$77,694

Basic net income per common share	$0.32	$0.25	$0.70	$0.57
Diluted net income per common share	$0.32	$0.25	$0.69	$0.57

Basic average common shares outstanding	137,095	135,975	136,798	135,673
Diluted average common shares outstanding	137,394	136,260	137,112	136,006

Aqua America, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Operating revenues	$207,797	$180,826	$546,758	$502,646

Cost & expenses:
Operations and maintenance	72,968	68,488	209,879	204,026
Depreciation	27,431	25,436	80,433	76,795
Amortization	3,629	3,029	10,115	8,848
Taxes other than income taxes	14,182	12,418	39,985	35,892

Total	118,210	109,371	340,412	325,561

Operating income	89,587	71,455	206,346	177,085

Other expense (income):
Interest expense, net	19,150	17,256	56,084	50,693
Allowance for funds used during construction	(1,077)	(747)	(4,079)	(1,940)
Gain on sale of other assets	(291)	(162)	(2,330)	(375)

Income before income taxes	71,805	55,108	156,671	128,707
Provision for income taxes	28,054	21,638	61,554	51,013

Net income attributable to common shareholders	$43,751	$33,470	$95,117	$77,694

Net income attributable to common shareholders	$43,751	$33,470	$95,117	$77,694
Other comprehensive income, net of tax:
Unrealized holding gain (loss) on investments	272	(142)	1,174	127
Reclassification adjustment for (gain) loss reported in net income	—	—	(1,330)	5

Comprehensive income	$44,023	$33,328	$94,961	$77,826

Net income per common share:
Basic	$0.32	$0.25	$0.70	$0.57
Diluted	$0.32	$0.25	$0.69	$0.57

Average common shares outstanding:
Basic	137,095	135,975	136,798	135,673

Diluted	137,394	136,260	137,112	136,006

Aqua America, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	September 30,	December 31,
	2010	2009

Net property, plant and equipment	$3,397,300	$3,227,294
Current assets	149,165	121,571
Regulatory assets and other assets	366,817	413,732

	$3,913,282	$3,762,597

Total equity	$1,139,565	$1,109,464
Long-term debt, excluding current portion	1,450,338	1,386,557
Current portion of long-term debt and loans payable	82,277	87,064
Other current liabilities	124,301	113,943
Deferred credits and other liabilities	1,116,801	1,065,569

	$3,913,282	$3,762,597